Exhibit 99.1

NEWS RELEASE

Contact:	Suzy W. Taylor
866-652-1810

FirstCity Financial Agrees to Settle Lawsuit

Proceeds of $6.2 Million Anticipated to be Received Prior to Year-End

Waco, Texas, September 30, 2009……  FirstCity Financial Corporation (NASDAQ: FCFC) today announced that it has entered into an Agreement and Stipulation of Settlement which provides for the settlement of the lawsuit involving the disputed ownership of approximately $18.6 million of proceeds from the demutualization of Prudential Insurance Company. The agreement between the three claimants calls for the proceeds to be split evenly between the parties. Pursuant to the agreement, FirstCity Financial will receive approximately $6.2 million in proceeds. The agreement must be approved by the trial court and if approved it is anticipated that the proceeds will be distributed to all parties prior to year end.

Details of the lawsuit and settlement are more fully described in a Form 8-K filed with the SEC today and is available on the Company’s website at http://www.fcfc.com/secfilings.htm.

FirstCity Financial Corporation is a diversified financial services company with operations dedicated primarily to portfolio asset acquisition and resolution with offices in the U.S. and with affiliate organizations in Europe and Latin America. FirstCity common stock is listed on the NASDAQ Global Select Market (NASDAQ: FCFC).